Exhibit 99.1

VINEYARD NATIONAL BANCORP ANNOUNCES
SALE OF SERIES C PREFERRED STOCK AND ISSUANCE OF TRUST PREFERRED SECURITIES

Rancho Cucamonga, California - April 18, 2005 - Vineyard National Bancorp (the "Company") (Nasdaq: VNBC) today announced that it completed a private placement of $10.0 million of Floating Rate Series C Noncumulative Redeemable Preferred Stock (“Series C Preferred Stock”) as part of a pooled transaction and a private issuance of $10.0 million in trust preferred securities (the “Trust Preferred Securities”) as part of a pooled securitization transaction with several other financial institutions on April 15, 2005.

The Company issued 10,000 shares of Series C Preferred Stock at $1,000 per share for aggregate proceeds of $10.0 million. Each share of Series C Preferred Stock will be entitled to a noncumulative, annual dividend at the rate of three-month LIBOR plus 3.80 percent, payable quarterly. The coupon rate resets quarterly and the initial coupon is set at 6.95%. The Series C Preferred Stock is not convertible into common stock and is callable after five years at a premium and at a decreasing premium scale over the following ten years until year fifteen when the instrument is callable at a zero premium. The Series C Preferred Stock will qualify as Tier 1 capital under the regulations of the Federal Reserve Board, having the same capital ratio impact as common stock without dilution.

The Trust Preferred Securities will bear a floating interest rate of three-month LIBOR plus 2.25 percent, and will mature on May 23, 2035. The interest rate resets quarterly and the initial rate is set at a pretax interest cost of 5.39%. The Trust Preferred Securities were issued through a newly formed trust, Vineyard Statutory Trust VIII.

The Company intends to use the net proceeds from the transactions for general corporate purposes, including support for continued growth in Vineyard Bank.

Norman Morales, President and Chief Executive Officer of the Company, stated, “With the sale of the Series C Preferred Stock and the issuance of the Trust Preferred Securities at a blended weighted average after-tax cost of capital of 5.04%, the Company believes this is a very efficient and effective way to raise capital. These transactions afford the Company adequate capital to support its continued growth and continue the implementation of its strategic plan and ongoing initiatives without diluting shareholder value.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy such shares.

About Vineyard

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through nine full-service banking centers in San Bernardino, Riverside and Los Angeles counties of California, and three loan production offices located in Anaheim, Irvine and San Diego, California. The Company’s common stock is traded on the Nasdaq National Market System under the symbol “VNBC.”

Disclaimer

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Vineyard National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission are incorporated herein by reference. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include risks relating to the implementation of our business strategy and the management of our growth, changes in the competitive marketplace, changes in the interest rate environment, economic conditions, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices

9590 Foothill Boulevard, Rancho Cucamonga, California 91730
Tel: (909) 581-1668; Fax: (951) 278-0041
E-mail address: shareholderinfo@vineyardbank.com